Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hycroft Mining Holding Corporation pertaining to the HYMC 2020 Performance and Incentive Pay Plan of our report dated March 11, 2020, (which includes an explanatory paragraph relating to Mudrick Capital Acquisition Corporation’s ability to continue as a going concern) relating to the balance sheets of Mudrick Capital Acquisition Corporation as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018 in the Annual Report on Form 10-K filed with the Commission on March 12, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
October 22, 2020